EXHIBIT 16.1


March 27, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the second paragraph of Item 4 included in the Form 8-K dated March 27, 2002 of Sysco Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Houston, Texas


cc:      John K. Stubblefield, Jr.
         Executive Vice President, Finance and Administration
         Sysco Corporation





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